Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, William Ahdout, Trustee of the William Ahdout 2010 GRAT (the “GRAT”), has authorized and designated each of Robert Lande and David S. Sassoon to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the GRAT may be required to file with the U.S. Securities and Exchange Commission as a result of the GRAT’s ownership of or transactions in securities of FXCM Inc. The authority of Robert Lande and David S. Sassoon under this Statement shall continue until the GRAT is no longer required to file Forms 3, 4, and 5 with regard to the GRAT’s ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By: /s/William Ahdout, Trustee of the William Ahdout 2010 GRAT Name: William Ahdout Date: January 23, 2012